Exhibit 99.1

For Immediate Release	Contact: J. Travis Spoede Chief Financial Officer (832) 366-2421

Resolution Performance Products LLC Announces 2003 Results: Financial Results Meet Expectations.

HOUSTON, March 16, 2004 – Resolution Performance Products LLC, the leading worldwide manufacturer and developer of epoxy resins, today reported its financial results for the year ended December 31, 2003. The year end results include total revenues of $782 million that resulted in an operating loss of $4 million and EBITDA of $58 million. Revenues increased by $42 million, while operating income and EBITDA decreased by $55 million and $31 million, respectively, from 2002.

“Our year end results were consistent with the levels previously announced and reflect the depressed conditions experienced during 2003 in the global epoxies market. Overall average prices increased from 2002; however, excluding the impact of a weaker dollar on our Euro-related sales, overall average prices were flat. Sales volumes decreased in epoxy resins and BPA due to the weaker industrial and polycarbonate markets. This decline was partially offset by higher Versatic acids and derivatives volume,” stated Marv O. Schlanger, Chairman and CEO.

Mr. Schlanger continued, “During the fourth quarter we took a number of steps to strengthen our balance sheet including the previously reported sale of 40% of the outstanding shares of Japan Epoxy Resins Co., Ltd to our joint venture partner, Mitsubishi Chemical Company, for over $20 million. We also repaid our bank term indebtedness with the issuance of new bonds and restructured our revolving credit facility which gives us significant liquidity and financial flexibility.”

“Furthermore, in early 2004 we have seen a significant tightening of the global BPA and ECH markets as well as continued improvement in the global epoxy resins business. These are positive developments which should allow margin improvement from unacceptably low levels even in the face of higher raw material prices,” Mr. Schlanger added.

Resolution Performance Products will be hosting an investor conference call on March 18, 2004 at 11:00 a.m. eastern standard time. The public is cordially invited to listen and participate by dialing the following toll-free number: 888-632-5950 or 713-481-1320. If you are unable to listen to the call at that time, the replay will be available two hours after the conference call has ended until March 25, 2004 by dialing 877-519-4471 or 973-341-3080 with conference number 4594604.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results for annual, quarterly and current report filings are available on its web site at www.resins.com.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.

Resolution Performance Products LLC

Statements of Income
(In millions of U.S. dollars)

	Year ended December 31,
	2003	2002
Revenues	$781	$738
Other revenues	1	2

Total	782	740
Costs and expenses:
Purchase and other variable costs	558	438
Operating expenses	113	122
Selling, general and administrative	53	59
Depreciation and amortization	46	36
Research and development	16	20
Restructuring charges*	—	6
Special charges	—	8

Total	786	689

Operating (loss) income	(4)	51
Gain on sale of assets**	14	1
Income from equity investment	2	1
Interest expense, net	76	65

Income (loss) before income taxes	(64)	(12)
Income tax expense (benefit)	(2)	(5)

Net loss	$(62)	$(7)

EBITDA (1)	$58	$89

*	Restructuring charges consist of employee related severance expenses and other exit costs incurred in connection with cost reduction programs in 2002.

**	On November 14, 2003, a wholly owned subsidiary of the Company completed the sale of forty percent of the outstanding shares in Japan Epoxy Resins Co., Ltd to its joint venture partner, Mitsubishi Chemical Company for a purchase price over $20 million. A gain on the sale was recorded in the amount of $14 million after recognizing direct costs of $5 million and accumulated foreign currency translation gain of $4 million.

(1)	EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. In addition, management focuses on EBITDA because it is used as an internal performance measure. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under United States generally accepted accounting principles and EBITDA (in millions):

	2003	2002
Net loss	$(62)	$(7)
Income tax expense (benefit)	(2)	(5)
Interest expense, net	76	65
Depreciation and amortization	46	36

EBITDA	$58	$89